Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612-977-5172

Heide.Erickson@capella.edu

Media Contact:

Irene Silber

Capella Education Company

612-977-4132

Irene.Silber@capella.edu

Capella Education Company Appoints Kevin Gilligan as CEO

Capella Founder Stephen Shank to Retire as CEO

MINNEAPOLIS, Jan. 23, 2009 - Capella Education Company (NASDAQ: CPLA), a provider of exclusively online post-secondary education through its wholly owned subsidiary Capella University, announced today that the board of directors has named Kevin Gilligan as Capella’s chief executive officer. He will start by March 5, 2009. Capella founder Stephen G. Shank, who turned 65 in Dec. 2008, had previously indicated his intention to retire from the chief executive officer position. Shank will stay on in an advisory role during a transition phase and also remain chair of the Capella Education Company board of directors.

“After a very disciplined and thorough CEO search, we found in Kevin Gilligan the right person to lead Capella through the next stage of growth,” said David W. Smith, lead director of Capella Education Company’s board of directors and chair of the search committee. “Kevin has a track record of successfully leading service organizations in fast-changing environments, while delivering sustainable, profitable growth. We are very pleased to have him succeed Steve Shank in this role.”

(more)

CAPELLA EDUCATION COMPANY APPOINTS KEVIN GILLIGAN AS CEO, page 2

Gilligan brings more than 20 years of executive experience to the position. Since 2004, he has served as president and CEO of United Subcontractors, Inc. (USI), an Edina, Minnesota-based firm that since its 1998 founding has grown to more than 70 branches and 3,000 employees across the country. Previously he was president and CEO of Honeywell International’s second largest business, Automation and Control Systems, where he oversaw 43,000 employees and revenues of $7.5 billion. Gilligan, 53, is a graduate of Boston College, with a bachelor’s degree in Economics & Political Science. He sits on two public company boards: Graco, and ADC, where he serves as lead director.

“Kevin possesses all of the essential qualities we were looking for in a CEO: alignment with Capella’s values, unique culture and commitment to talent development; proven executive leadership skills; demonstrated strategic thinking ability around vision and growth; and expert operational capabilities,” said Shank. “While Honeywell and USI are in very different industries than Capella, central components of all three businesses are service and client relationships. This fully aligns with our focus on differentiating Capella in the way we engage and build relationships with our learners. As founder of Capella, I am extremely pleased that Kevin was chosen to succeed me. I remain deeply committed to the university and our mission, and will help facilitate Kevin’s integration into the organization.”

“Quality, responsiveness, and creating an outstanding customer experience are fundamental to business success,” said Gilligan. “This is what I have delivered in my career at Honeywell and USI, and where I see great synergy with Capella. Successful business—be in it education or any other industry—is about the quality of the experience; about developing a relationship and level of trust through good service. I look forward to working with Capella’s leadership team and exceptional employees to continue the company’s strong business growth and fulfill the company’s ongoing educational mission, which has helped thousands of adults reach their educational and career goals.”

About Capella Education Company

Founded in 1991, Capella Education Company (NASDAQ: CPLA) is a national leader in online education and parent company of Capella University, a regionally accredited* online university. Capella University offers graduate degree programs in business, information technology, education, human services, psychology, public health, and public safety, and bachelor’s degree programs in business, information technology, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 23 graduate and undergraduate degree programs with 114 specializations and more than 1050 courses. More than 24,000 learners were enrolled as of Sept. 30, 2008. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

(more)

CAPELLA EDUCATION COMPANY APPOINTS KEVIN GILLIGAN AS CEO, page 3

*	Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org. Capella University, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1-888-CAPELLA (227-3552), www.capella.edu.

# # #